                                                              EXHIBIT 1.A.(9)(b)

                            VARIABLE LIFE INSURANCE
                               SERVICE AGREEMENT

                                    BETWEEN

                      MERRILL LYNCH LIFE INSURANCE COMPANY

                                      AND

                     ML LIFE INSURANCE COMPANY OF NEW YORK



                          THIS SERVICE AGREEMENT (this "Agreement") dated as of
May 22, 1992, by and between MERRILL LYNCH LIFE INSURANCE COMPANY, an Arkansas insurance corporation with offices at 800 Scudders Mill Road, Plainsboro, New Jersey 08536 ("MLLIC") and ML LIFE INSURANCE COMPANY OF NEW YORK, a New York insurance corporation with offices at 717 5th Avenue, New York, New York 10022 ("ML NY").

                              W I T N E S S E T H:

                          WHEREAS, MLLIC and its affiliates have systems and
experience necessary for the servicing of variable life insurance business;

                          WHEREAS, ML NY desires MLLIC to perform certain
administrative and special services for ML NY for new and in-force variable life insurance policies of ML NY (the "Policies"); and

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                          WHEREAS, MLLIC and ML NY wish to assure that the use
of facilities and all charges for services incurred hereunder are reasonable and in accordance with the requirements of applicable state regulations, including New York Insurance Department Regulation No. 33 (11 NYCRR Section 91) ("Regulation 33"); and

                          WHEREAS, MLLIC and ML NY wish to identify the
services to be rendered to ML NY by MLLIC and its affiliates, subject to the terms and conditions of this Agreement;

                          NOW, THEREFORE, in consideration of the covenants and
of the mutual promises set forth herein, MLLIC and ML NY agree as follows:

                 1.       PERFORMANCE OF SERVICES.

                 1.1 DESCRIPTION OF SERVICES AND PERFORMANCE STANDARDS. Subject to the terms and conditions and limitations of this Agreement, MLLIC agrees to perform the administrative and system services described in Exhibits A and B, respectively, annexed hereto for the Policies (collectively, the "Services"). The Services will be performed using the same standards of care and diligence which MLLIC exercises in the performance of its own administrative responsibilities.

         2.      ACCESS TO FACILITIES.





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         2.1     FACILITIES AND TRAINED PERSONNEL.  MLLIC will at all times maintain sufficient facilities and trained personnel of the kind necessary to perform this Agreement in a manner satisfactory to ML NY.

         2.2 STATUS OF EMPLOYEE AND FACILITIES. Whenever MLLIC utilizes its employees to perform Services for ML NY pursuant to this Agreement, such employees shall at all times remain subject to the direction and control of MLLIC, and ML NY shall have no liability to such persons for their welfare, salaries, fringe benefits, legally required employer contributions and tax obligations by virtue of the relationships established under this Agreement. No facility of MLLIC used in performing the Services for or subject to use by ML NY shall be deemed to be transferred, assigned, conveyed or leased by such performance or use.

         2.3 EXERCISE OF JUDGMENT IN RENDERING SERVICES. In performing any of the Services hereunder, MLLIC shall at all times act in the best interests of ML NY and MLLIC will use its best efforts and act in good faith in a manner designed to maintain the existing and ongoing relationship between ML NY and its variable life policyholders.

                 3. FEES. ML NY Agrees to pay MLLIC for services rendered and those charges (direct and indirect) and expenses





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incurred by MLLIC or any of its affiliates or subsidiaries which, as reasonably determined by MLLIC and demonstrated to the reasonable satisfaction of ML NY, reflect actual cost to MLLIC or its affiliates or subsidiaries of furnishing such Services, provided that:

                 (a) charges and expenses for personnel shall be based on a reasonable allocation of the time spent on ML NY matters relative to time spent on other matters; and

                 (b) charges and expenses for property or other Services shall be based on a reasonable allocation of the proportion of and period of time such property or Services is utilized for ML NY matters relative to that utilized for other matters.

                 4.       ACCOUNTING RECORDS AND DOCUMENTS.

                 4.1 MAINTENANCE OF RECORDS. MLLIC shall be responsible for maintaining full and accurate accounts and records of all Services rendered pursuant to this Agreement and such additional information as ML NY may reasonably request for purposes of its internal bookkeeping, accounting operations and management. MLLIC shall keep such accounts and records available, during all reasonable business hours, at its principal





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offices, or at such other location as required by applicable state laws and regulations or by state regulatory authorities, for audit, inspection and copying by ML NY and persons authorized by it or any governmental agency having jurisdiction over ML NY. With respect to accounting and statistical records prepared by or for MLLIC by reason of its performance under this Agreement, summaries of such records in a form acceptable to ML NY shall be delivered to ML NY within fifteen days from the end of the period to which the records pertain.

                 4.2 INSPECTION AND AUDIT RIGHTS. In addition to rights granted under Section 5 below, at any time during the term of this Agreement, and for a period of seven years after termination or expiration of this Agreement, ML NY, or its authorized independent auditors or counsel, shall have the right to inspect and audit MLLIC's premises and facilities, accounts, books and records relating to the Services and the Policies upon two business days' prior written notice during MLLIC's regular business hours.

                 5. OTHER RECORDS AND DOCUMENTS. All books, records and files established and maintained by MLLIC by reasons of its performance under this Agreement in respect of Policies shall be





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the property of ML NY and shall be delivered to ML NY promptly upon request by
ML NY.

                 6. OWNERSHIP OF DATA. MLLIC acknowledges that ML NY has all right, title and interest in and to all non-public data relating to all Policies, related client information and all other related information generated electronically, in hard copy or otherwise, in the course of performance of this Agreement. MLLIC may use all such information for the exclusive purpose of servicing ML NY pursuant to the terms and conditions of this Agreement and as may be required in order to comply with applicable laws and the rules and regulations of any governmental entity.

                 7.       FORCE MAJEURE; DISASTER RECOVERY.

                 7.1 FORCE MAJEURE. MLLIC shall not be liable to ML NY or any other party for MLLIC's inability to perform its obligations under this Agreement if such inability is due to strike or other labor dispute, fire, war, terrorism, insurrection, act of God, governmental intervention, or which is otherwise unavoidable with reasonable diligence and is caused by any event not within the reasonable control of MLLIC and without its fault or negligence, and the time of performance by MLLIC of its obligations hereunder shall be extended for the period for





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which such event continues. Notice of the occurrence of any such event shall be given promptly by MLLIC to ML NY.

                 8. INDEMNIFICATION. Each party hereto (the "Indemnifying Party") and its affiliates shall indemnify the other party hereto (the "Indemnified Party") and any of its affiliates, shareholders, officers, directors, employees or agents from and against any loss, liability, claim, penalty or damages (including reasonable attorney's fees and expenses) arising from or relating to any breach by the Indemnifying Party of this Agreement, or any claims made against the Indemnified Party by any party relating to the Indemnifying Party's willful misconduct or negligence in performing, or failure to perform, the terms of this Agreement.

                 9.       TERM AND TERMINATION RIGHTS.

                 9.1 TERM. This Agreement will commence on the effective date of the closing of the acquisition of the Monarch Life Insurance Company variable life service center by MLLIC and will continue in effect unless terminated pursuant to this Section 9.

                 9.2 EVENTS OF DEFAULT. Any one or more of the following shall constitute an Event of Default as to a party hereunder:





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                          (a)     It fails to perform or observe any covenant,
term or condition contained herein, including, but not limited to, breach of performance or payment requirements and such failure or breach shall not have been cured within 5 days after notice by the non-defaulting party of such failure or breach; PROVIDED, HOWEVER, that if the defaulting party reasonably believes that the failure or breach is not curable within such 5-day period, the defaulting party may send written notice to the non-defaulting prior to the expiration of such 5-day period setting forth the anticipated time it believes would be necessary to cure, and the action proposed to effectively cure, such failure or breach, and the non-defaulting party shall not unreasonably withhold approval of such defaulting party's proposal;

                          (b)     Any representation of it contained herein
shall be false and misleading as of the date made or deemed to be made;

                          (c)     Any report or record prepared or submitted by
it pursuant to the terms of this Agreement, shall be intentionally false or misleading as of the date made or deemed to have been made;





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                          (d)     An event to which the provisions of Section
7.1 applies shall have occurred and be continuing for a period of 30 consecutive days.

                 9.3.     REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT.

                          (a)     Upon the occurrence of an Event of Default as
described in Section 9.2 above, the non-defaulting party may, at its option, terminate the Agreement by giving written notice of its intention to terminate this Agreement.

                 9.4 VOLUNTARY TERMINATION. Upon 90 days notice by either party to the other this Agreement may be terminated.

                 10. EFFECT OF TERMINATION OF AGREEMENT. If this Agreement is terminated by either party pursuant to any Section of this Agreement, MLLIC will reasonably cooperate with ML NY to facilitate the transition of the Services to ML NY or to another service provider selected by ML NY. Upon termination of this Agreement, or at the end of the transition period set forth in this Section 10 (the "Transition period"), at ML NY's option and request, MLLIC shall perform all steps necessary, at the expense of ML NY, to transfer all ML NY property and information to ML NY or a party designated by ML NY and ML NY shall have the right, title and interest in and to all such property and information, including, but not limited to, insurance policies, financial and





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technical information and data, and MLLIC shall promptly deliver all such property and information to ML NY or ML NY's designee.

                 11. CONFIDENTIALITY. The parties hereto agree that the terms of this Agreement and all documents, know-how and technical, financial, insurance, processing data, performance and client information owned by a party and furnished or disclosed to the other party hereunder, including, without limitation, all of the terms of this Agreement, shall be treated as proprietary and confidential information and shall be held in strict confidence and shall not, without the prior written consent of the party furnishing or disclosing such information, be made available or disclosed to any third party (unless such party agrees to be bound by the confidentiality restrictions set forth herein) or be used by the other party hereto other than as contemplated hereunder. Moreover, each party hereto agrees to restrict dissemination of particular confidential information of the other party to only those persons in their respective organizations who must have access to such information in order for such party to perform its obligations under this Agreement. Notwithstanding the above restriction, neither party shall have any obligation for any disclosure of confidential information which is, or becomes, generally known to the public without breach of the





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terms of this Agreement, or if any disclosure of confidential information is required by court order or by order of any governmental or administrative agency or tribunal having jurisdiction over the party.

                 12.      MISCELLANEOUS.

                 12.1 ASSIGNMENT. MLLIC shall have the right to assign any of its rights or obligations under this Agreement to an affiliate or to an unaffiliated third party upon ML NY's prior consent, which consent shall not be unreasonably withheld. ML NY shall have the right to assign any of its rights or obligations hereunder to any affiliate upon notice to MLLIC. Except as and to the extent specifically provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their respective legal successors, any rights, remedies, obligations or liabilities that would otherwise be applicable. The representations and agreements contained in this Agreement shall be binding upon, extend to and inure to the benefit of the parties hereto, and each of their respective successors and authorized assigns.

                 12.2 MLLIC AFFILIATE AGREEMENTS. ML NY hereby acknowledges that MLLIC may enter into agreements with an





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affiliate to assist it in providing the Services to ML NY under this Agreement,
PROVIDED, HOWEVER, MLLIC may not enter into any such agreement without the prior express approval of ML NY.

                 12.3 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made and to be performed in that State, without regard to principles of conflicts of law.

                 12.4 ARBITRATION. All differences between MLLIC and ML NY on which agreement cannot be reached will be decided by arbitration. The arbitrators will interpret this Agreement in accordance with the usual business practices, rather than strict technicalities or rules of law. Three arbitrators will decide any differences. They must be officers of life insurance companies other than the two parties to this agreement, their parents, subsidiaries and affiliates. One of the arbitrators is to be appointed by ML NY and one by MLLIC and these two will select a third. If the two are unable to agree on a third, the choice will be left to the President of the American Council of Life Insurance or its successor organization. The arbitrators' decision will be by majority vote and no appeal will be taken





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from it.  The costs of the arbitration will be borne by the losing party unless the arbitrators decide otherwise.

                 12.5 NOTICE. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing addressed as provided below if either (i) via facsimile (delivery will be effective upon confirmation of receipt), (ii) actually delivered at such address or (iii) in the case of a letter, five business days shall have elapsed after the same shall have been deposited in the United States mails, properly addressed, postage prepaid:

                          (a)     If to ML NY to:

                                  ML Life Insurance Company of New York
                                  717 5th Avenue
                                  New York, New York  10022
                                  Attention:  Chief Administrative Officer

                          (b)     If to MLLIC:

                                  Merrill Lynch Life Insurance Company
                                  c/o Merrill Lynch Insurance Group, Inc.
                                  800 Scudders Mill Road
                                  Section 1D
                                  Plainsboro, New Jersey  08536
                                  Attention:  General Counsel

or to such other persons or places as each party may from time to time designate by written notice sent as provided in this Section 12.5





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                 12.6     ENTIRE AGREEMENT.  This Agreement constitutes the
entire agreement and understanding between the parties and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

                 12.7 SURVIVAL. Upon the expiration or termination of this Agreement for any reason whatsoever, the obligations set forth in Section 4.2 (Inspection Rights), Section 5 (Other Records and Documents), Section 6 (Ownership of Data), Section 8 (Indemnification), Section 10 (Effect of Termination or Expiration of Agreement), Section 11 (Confidentiality), and
Section 12.4 (Arbitration) shall survive such termination.

                 12.8 SEVERABILITY. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof.

                 12.9 SECTION HEADINGS. Section headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                 12.10 COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.





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                 IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their respective officers duly authorized so to do, and their respective corporate seals to be affixed hereto, as of the date and year first above written.


                                  ML LIFE INSURANCE COMPANY OF NEW YORK


                                  By   /s/  BARRY G. SKOLNICK
                                     -----------------------------------
                                      Name:  BARRY G. SKOLNICK
                                      Title: SENIOR VICE PRESIDENT

                                  MERRILL LYNCH LIFE INSURANCE COMPANY


                                  BY   /S/  JOHN C. CIRINCION
                                     -----------------------------------
                                      Name:  JOHN C. CIRINCION
                                      Title: VICE PRESIDENT AND SENIOR
                                             COUNSEL





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                                   EXHIBIT A



                        DESCRIPTION OF THE SERVICES FOR

                     ML LIFE INSURANCE COMPANY OF NEW YORK

                             VARIABLE LIFE PRODUCTS



MLLIC shall provide the following Services using reasonable diligence. In the course of performing such Services, with respect to information which is not furnished to MLLIC by third parties, MLLIC shall provide materially correct information to ML NY and its Policyholders:

I.       SELECTION, UNDERWRITING, AND ISSUANCE SERVICES

         A. Application handling - Receive application or copy of application and evidence of premium payment, including amount and date of payment; enter information into computer system.

         B. Based on ML NY underwriting requirements as communicated to MLLIC from time to time, request information from marketing firm, agent, applicant,





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                 doctor, or inspection company and pay all applicable fees for such information requests.

         C. Furnish underwriting support and advisory services, which include reviewing policy applications in an advisory capacity (including M.I.B. medical review) using ML NY underwriting standards, and recommend decisions to ML NY for ML NY's final determination; promptly upon receipt of ML NY's final determination, enter decision into computer system.

         D. If application must be declined or closed out, forward explanatory letter and arrange for refund drawn on a ML NY bank account and notify ML NY of such results.

         E.      Assembly and mailing

                 1. Assemble computer-printed ML NY policies with materials pertinent to ML NY and to the product (wallets, issue letters, identification cards, illustrations, etc.)

                 2. Forward mailing package to policyholder or to general agent for delivery.

                 3.       Send copy of policy face sheet to ML NY.

         F.      Correspondence and forms





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                 Use ML NY's forms and stationery in all correspondence related to underwriting and policy issue.

         G.      Documents and reports

                 Provide ML NY, upon request, with copies of all selection, underwriting, and issuance documents and reports processed and produced by MLLIC in support of ML NY, in either original paper document form or microfiche form, as deemed appropriate by ML NY under the circumstances. All original documents and reports are the property of ML NY.

         H. To the extent there are newly issued policies or add-ons for which reinsurance applies, take customary ministerial steps necessary for reinsurance by third parties to cover risks pursuant to the terms of applicable automatic or facultative reinsurance treaties or agreements.

II.      POLICY SERVICE

         MLLIC will be responsible for arranging for the handling of such requests and for maintaining all records related to them.





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         A.      Be prepared to provide on request on a daily basis a record for each policyholder (i) summarizing the name and address of the policyholder, policy number, applicable policy form and riders; investment base, allocation among the various investment divisions of the investment base, cash surrender value, and (ii) providing any other information requested by ML NY. Such records shall be delivered to ML NY promptly upon request.

         B.      Billing

                 1. Send to the contract owner premium notices and return envelopes bearing ML NY's name and, at direction of ML NY, ML NY's or its lock box mailing address.

                 2. Implement automatic bank withdrawals, wire transfers or similar transfers for deposit in ML NY bank accounts.

                 3. Update records based on notices and accompanying payments.

                 4. Provide services as needed for clarification and maintenance of billing funds.





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                 5.       Transfer to an ML NY bank account the amount of any
                          premium sent in error to MLLIC.

         C. Distribute to policyholders quarterly and annual reports, prospectuses and prospectus supplements and modifications to policy schedule pages.

         D. Follow standards in Prospectus with regard to surrender and policyholder loans.

         E. Communication, correspondence and forms There will be an 800 number, or similar telephone number made available, for communication between policyholders and MLLIC. ML NY's forms and stationery will be used in all correspondence related to policy services. Any 800 number will be answered in the name of ML NY by personnel trained by MLLIC to respond to any questions from policyholders relating to their variable life policies with ML NY. All correspondence, other than that addressed to ML NY's lock box, will use a return address of ML NY in its home state.

         F.      Documents and reports

                 Provide ML NY, upon request, with copies of all policy service documents and reports processed and produced by MLLIC in support of ML NY, in either original paper





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                 document form or microfiche form, as deemed appropriate by ML
                 NY under the circumstances. All documents and reports are the property of ML NY.

         G. With respect to in force policies for which third party reinsurance applies, take customary ministerial steps necessary to provide the policy services described above for such policies.

III.     CLAIMS

         Claims service will originate with ML NY, who will authorize MLLIC to assume responsibility for supporting all functions related to the receipt, processing and payment of ML NY's policy claims.

         A.      Identify the insured.

         B. Investigate and process claims based upon ML NY's claims guidelines, and make a recommendation to ML NY as to the disposition of the claim.

         C. Give prompt notice by facsimile transmission to ML NY of each claim with respect to a benefit payment under any of its policies and a recommendation as to disposition of such claim. If requested by ML NY within five business days of receipt of a notice of





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                 claim, promptly provide the file, or a copy thereof, to ML NY.
                 ML NY shall instruct MLLIC whether to contest such claim within five business days of receipt of such file or copy thereof.

         D. Subject to ML NY's prior approval, pay all claims, whether settled or adjudicated.

         E. Adjudicate claims based upon ML NY's claims guidelines, PROVIDED, HOWEVER, that ML NY reserves the right to assume the defense of any claims.

         F.      Audit claims processed.

         G. If requested by ML NY send ML NY drafts and/or correspondence to payee or to policyholders.

         H. Upon request, send record of claim activity via facsimile transmission to ML NY.

                 1. Maintain copies of all original claims on microfiche for any future claim processing.

                 2. Maintain computer system records of claims information.

         I. Provide reports, perform maintenance, and assure all records are accurate and balanced to the appropriate accounting records.

         J.      Communication, Correspondence and Forms





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
                 1. Maintain telephone service area to respond to any claims questions or provide current status of claims.

                 2. ML NY will authorize the use of an 800 number for communication between policyholders and MLLIC.

                 3.       Use ML NY's forms and stationery in all
                          correspondence related to policy claims.

         K.      Documents and reports

                 Provide ML NY, upon ML NY's request, with original copies of all policy claims documents and reports processed and produced by MLLIC in support of ML NY, in either original paper document form or microfiche forms, as deemed appropriate by ML NY under the circumstances. All documents and reports are the property of ML NY.

         L. With respect to in force policies under which automatic or facultative reinsurance treaties or agreements apply, collect amounts due on any claims on behalf of ML NY.

IV.      CASH ACCOUNTING





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
         All ML NY cash received at MLLIC will be deposited into ML NY's bank accounts which will be opened by ML NY but maintained by MLLIC. If cash is received at ML NY, checks and original documents such as applications, etc. will be forwarded to MLLIC for deposit and records processing. If cash is received at another ML NY bank account, funds will be transferred into the ML NY bank account maintained by MLLIC and copies of original documents such as applications, etc., will be forwarded to MLLIC for records processing. All bank statements and deposit slips are to be received directly by MLLIC which will send copies to ML NY upon request. All withdrawals from ML NY's bank accounts must be deposited in an ML NY account in its home state or deposited directly in ML NY's underlying separate accounts, as may be directed by ML NY. Unless otherwise designated by ML NY, all disbursement checks must have the signature of an officer of ML NY.

         A. Monitor transfer of funds to: (i) verify that all monies due ML NY are deposited in ML NY's bank accounts and (ii) verify that all monies payable by MLLIC on behalf of ML NY through these accounts have been disbursed.

         B. Obtain information where available regarding all receipts and disbursements flowing through ML NY's bank accounts so that ML NY may make proper accounting entries on its books.

         C. Obtain, where available, bank statements from ML NY's banks for reconciliation and processing.

         D. Handle all commission processing and payment for ML NY and maintain all commission records.

         E. With respect to in force policies for which third party reinsurance applies, take customary ministerial steps to perform the cash accounting services described above.

         F. Perform daily calculations for policy valuations based on information provided by the Investment Advisers and submit daily trades for processing by the Investment Advisers.

         G. MLLIC will assist ML NY with tax withholding information for filing remittances and related tax forms to all applicable governmental authorities.

         H. MLLIC will prepare and distribute Form 1099 tax information forms or their equivalent regarding the ML NY Policies.

V.       ACCOUNTING

         Provide the following accounting services to ML NY:

         A.      Corporate Records

                 1. Maintain a complete set of ML NY's and records relating to the variable life insurance policies reflecting the Services provided hereunder.

                 2. Maintain general ledger, premium receipts journal, cash receipts and disbursements journals, investment records, expense records, commission records, chart of accounts, financial reports, and any other records and information necessary to support accounting responsibilities for ML NY.

                 3. Maintain, and provide to ML NY upon request, all accounting records necessary for the preparation and timely filing of ML NY's financial statements as required for compliance with applicable laws and regulations promulgated thereunder and for generally accepted accounting principles and/or SAP purposes as identified by Issuer (i.e. for both internal and external reporting purposes).

                 4.       Assist ML NY in the preparation of all
                          accounting-related forms and special filings
                          (including premium taxes) required by ML NY's home state and any other regulatory bodies.

         B.      Reporting

                 Provide to ML NY sufficient information to meet the requirements of its home state's Insurance Department, and any other state's laws and regulations, and enable any examinations to be conducted and fully completed within the home state.

         C. At ML NY's request, provide management information services, including, but not limited to, loss rations, mortality experiences, regional sales, regional lapse rates, reports and such other information as ML NY reasonably deems necessary for the management of its business.

         D.      Provide actuarial valuation services.

         E. Provide assistance to ML NY in connection with any filings or other compliance activities required by any state insurance department, the Securities and Exchange Commission or any other governmental agency.

         F.      Correspondence and forms

                 Use ML NY's forms and stationery, where appropriate, in all correspondence related to accounting.

         G.      Documents and reports

                 Provide ML NY, upon request, with copies of all accounting documents and reports processed and produced by MLLIC in support of ML NY, in either original paper document form or microfiche form, as deemed appropriate by ML NY under the circumstances. All documents and reports are the property of ML NY.

VI.      PURCHASING, PRINTING, AND MAIL SUPPORT

         A. Prepare and produce all forms, stationery and other printed material for ML NY consistent with forms currently provided.

         B. Submit all forms and stationery prepared for ML NY to ML NY for approval prior to use.

         C.      Maintain separate purchasing records.

         D. Maintain a new Identification Number System (form numbers) to facilitate management of a separate inventory.

         E. Prepare, handle and process all mailings associated with the day to day administration of variable life products for ML NY.

         F.      Correspondence and forms

                 Use ML NY forms and stationery, where appropriate, in all correspondence related to purchasing, printing, and mail support.

         G.      Documents and reports

                 Provide ML NY, upon request, with original copies of all purchasing, printing, and mail support documents and reports processed and produced by MLLIC in support of ML NY, in either original paper document form or microfiche form, as deemed appropriate by ML NY under the circumstances. All documents and reports are the property of ML NY.

VII.     DATA PROCESSING AND SOFTWARE DEVELOPMENT

         A. Maintain a distinct identification code for processing ML NY policies.

         B.      MLLIC will control all systems services' applications.

         C.      Computer Software Development

                 In the event that ML NY has particular needs for certain software development, MLLIC, upon ML NY's request, shall submit a proposal for developing new software or a derivative of existing software. ML NY requests for software development shall be handled in accordance with procedures set forth below.

                 1. Step 1 - ML NY shall send a written request for software development to MLLIC identifying specific business needs.

                 2. Step 2 - MLLIC and M$ NY will jointly develop the scope and expectations of the project. MLLIC will develop a plan outline and high level cost estimate.

                 3. Step 3 - MLLIC and ML NY will jointly develop detailed business requirements. MLLIC will produce a projected plan with a total estimated cost.

                 4. Step 4 - If the project plan, projected start date and total estimated costs are unacceptable, ML NY, shall have the right to develop the software itself or approach an independent third party to perform such development work.

                 5. Step 5 - MLLIC has the right to retain consultants that satisfy ML NY requirements.

         E. Provide computer-produced reports necessary to support ML NY's variable life business.

         F.      Correspondence and forms

                 Use ML NY's forms and stationery, where appropriate, in all correspondence related to data processing.

         G.      Documents and reports

                 Provide ML NY with copies of all data processing documents and reports processed and produced by MLLIC in support of ML NY, in either original paper document form or microfiche form, as deemed appropriate by ML NY under the circumstances. All documents and reports are the property of ML NY.

VIII.    ADMINISTRATIVE SERVICES

         Perform the following administrative services:

         A. Effect written confirmations of transactions and prepare quarterly statements of transactions.

         B.      Effect reallocations for policyholders.

         C. Prepare policy histories, including a complete accounting for policyholders.

         D. Effect loans and partial withdrawals, surrenders and premium refunds of policies, including delivery of conservation kits, where appropriate.

         E.      Effect beneficiary and ownership changes in all policies.

         F.      Respond to customer complaints.

         G.      Effect death claims.

         H.      Prepare general correspondence.

         I. Effect processing for all declined, withdrawn, incompleted cases.

         J.      Inspect all policy forms for accuracy.

IX.      RECORDKEEPING SYSTEMS

         Prepare the transactions files, form and reports listed in Exhibit C, in form and substance satisfactory to ML NY:

X.       OTHER SERVICES

         A.      Product Development Services

                 MLLIC will make recommendations to ML NY from time to time with respect to new services which will enhance ML

                 NY's variable life business. Such recommendations will only be adopted with the prior written consent of ML NY. ML NY shall have the right to any new products developed by MLLIC or its affiliates at a price to be mutually agreed upon by the parties in good faith.

         B.      Marketing Services

                 1. Upon ML NY's request, assist ML NY in reviewing promotional literature and advertising materials for the marketing and promotion of ML NY's variable life business.





                                   - xviii -

                                   EXHIBIT B

                                SYSTEM SERVICES

                 It is the intent that MLLIC shall be responsible for managing, operating and maintaining all physical and environmental facilities (space, electrical power, steam, HVAC, cooling water, lighting, fire safety, etc.) ("Physical and Environmental Facilities"), all physical technology devices (processors, input and output devices, storage devices, networks, communications devices, media, etc.) ("Physical Technological Devices"), all logical technology components (operating systems, control programs, schedulers, measurement systems, report generators, interface software, etc.) ("Logical Technology; components"), all application specific logic components and all data assets pertinent to ML NY's products ("Application Specific Logic").

                           SERVICE AGREEMENT BETWEEN
                          TANDEM FINANCIAL GROUP, INC.
                                      AND
                      ROYAL TANDEM LIFE INSURANCE COMPANY


         Service Agreement made as of the 22nd day of June, 1987 between TANDEM FINANCIAL GROUP, INC., a Delaware corporation ("TFG") and ROYAL TANDEM LIFE INSURANCE COMPANY, a New York corporation ("Royal Tandem"),

                              W I T N E S S E T H:

         WHEREAS, Royal Tandem is a wholly-owned subsidiary of TFG and desires to utilize certain of TFG's services (including related property and personnel) in carrying out some of its corporate functions and TFG is willing to furnish the same on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, the parties do hereby mutually agree as follows, effective so long as Royal Tandem is such a subsidiary of TFG:

         1. TFG will furnish, or contact with any of its affiliates or subsidiaries for the furnishing of, as available, services as listed in Exhibit I hereto, if and to the extent requested by Royal Tandem. Royal Tandem will utilize such services in accordance with the Commitment Agreement (copy attached) to the New York Insurance Department (the "Department").

         2.      Royal Tandem agrees to pay TFG for such services

                 (i) the amounts as may be specified in one or more Schedules, pertaining to particular categories of services, may be executed by the parties and attached to an incorporated into this Agreement; or

                 (ii) if not so specified, to pay those charges (direct and indirect) and expenses incurred by TFG or any its affiliates or subsidiaries which, as reasonably determined by TFG and demonstrated to the reasonable satisfaction of Royal Tandem, reflect actual cost to TFG or its affiliates or subsidiaries of furnishing such services, provided that

                          (a) charges and expenses for personnel shall be based on a reasonable allocation of the time spent on Royal Tandem matters relative to time spent on other matters,

                          (b) charges and expenses for property or other services shall be based on a reasonable allocation of the proportion of and period of time such property or services is utilized for Royal Tandem matters relative to that utilized for other matters, and

                          (c) no charges or expenses shall exceed those charged by the service provider in the relevant market for comparable personnel, property or services as the case may be.

TFG will provide Royal Tandem with a bill for service charges and expenses incurred within 45 days after the end of the quarter in which incurred or in which TFG ascertains the amounts thereof, and Royal Tandem will pay for such charges and expenses upon receipt of the bill.

         3. The books, accounts and records of TFG and Royal Tandem as to all transactions hereunder shall be maintained so as to clearly and accurately disclose the nature and details of the transactions, including such accounting information as is necessary to support the reasonableness of the charges, expenses or fees hereunder. Royal Tandem shall have the right, at its own expense, and at any reasonable time, to make an audit of the services rendered and the amount charged therefor.

         4. The term of this Agreement shall commence as of the date hereinabove indicated and continue until December 31, 1987, and thereafter shall be deemed to be renewed automatically, upon the same terms and conditions, for successive periods of one year each, until either party, at least 60 days prior to the expiration of the original term or of any extended term, shall give written notice to the other party of its intention not to renew the Agreement, provide that, notwithstanding the foregoing, electronic date processing services will be made available to Royal Tandem for up to six months following any such termination, if Royal Tandem shall so request.

         5. All difference between TFG and Royal Tandem on which agreement cannot be reached will be decided by arbitration. The arbitrators will interpret this Agreement in accordance with the usual business practices, rather than strict technicalities or rules of law. Three arbitrators will decide any differences. They must be officers of life insurance companies other than the two parties to this agreement, their parents, subsidiaries and affiliates. One of the arbitrators is to be appointed by Royal Tandem and one by TFG, and these two will select a third. If the two are unable to agree on a third, the choice will be left to the President of the American Council of Life Insurance or its successor organization. The arbitrators' decision will be by majority vote and no appeal will be taken from it. The costs of the arbitration will be borne by the losing party unless the arbitrators decided otherwise.

         6. No assignment of this Agreement shall be made by TFG without the consent of Royal Tandem.

         7. Subject to the foregoing Section 6, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                            TANDEM FINANCIAL GROUP, INC.


                                            BY:   /s/ MARIANNE KEARNS
                                                -------------------------------
                                                      MARIANNE KEARNS


                                            ROYAL TANDEM LIFE INSURANCE COMPANY


                                            BY:   /s/ MARIANNE KEARNS
                                                -------------------------------
                                                      MARIANNE KEARNS

                                  EXHIBIT C

                              FINANCIAL, ACTUARIAL
                          AND OPERATIONAL INFORMATION


As used herein:

   D  =    Daily
   W  =    Weekly
   P  =    Preliminary Monthly Reporting
   M  =    Final Monthly Reporting
   R  =    Monthly Reconciliation
   Q  =    Quarterly
   S  =    Semi Annually
   A  =    Annually
   *  =    Identifies Information not currently available and to be developed.


                                                                                                  Designated Frequency

                 Description of Information/Report                                          D   W    P   M    R   Q   S    A
                 ---------------------------------                                        -------------------------------------

 Financial Information
 ---------------------
   1.    Cash Trial Balance                                                                          X   X

   2.    Accrual Trial Balance                                                                       X   X

   3.    Posted Statutory Ledger                                                                     X   X

   4.    Combined Trial Balance                                                                      X   X

   5.    Separate Account Financial Statements                                                       X   X

                                                                                                  Designated Frequency

                 Description of Information/Report                                          D   W    P   M    R   Q   S    A
                 ---------------------------------                                        -------------------------------------

  *6.    Reconciliation of change in policy investment base,
         including Separate Account roll-forward-dollars and counts                                      X

   7.    Reconciliation of receivable for investments sold                                               X

   8.    Reconciliation of payable for investments purchased                                             X

   9.    Separate Account Investments by Fund                                                            X

  10.    Detail listing of unpaid and contested claims                                                   X

  11.    Analysis of balances due to/from Separate Account and/or
         the General Account                                                                             X

 *12.    Death Benefit Paid by Amt at Risk                                                               X

 *13.    Policies surrendered - Full - dollars and counts                                                X

 *14.    Policies surrendered - Partial - dollars and counts                                             X

  15.    Reconciliation of Investment Custodial Account to S/A                                           X

  16.    Reconciliation of Reserve System to Ledger                                                      X

  17.    GAAP Trial Balance                                                                              X

  18.    GAAP G/L Update                                                                                 X

 *19.    Analysis of Monthly Financial Information                                                       X

 *20.    Transfer reconciliation                                                                         X

  21.    Suspense Reconciliation Summary Report                                                          X

 *22.    Reconciliation of Policy Ledger to Reporting Ledger                                             X

                                                                                                  Designated Frequency

                 Description of Information/Report                                          D   W    P   M    R   Q   S    A
                 ---------------------------------                                        -------------------------------------


 *23.    Policy Loan summary Information and general ledger to
         administration systems reconciliation                                                                X

 *24.    Reconciliation of DPL change                                                                         X

  25.    Reconciliation of any other policy-related receivables by type                                       X

  26.    Reconciliation of any other policy-related payables by type                                          X

 *27.    Reconciliation and detail listings of balances due to/from
         Separate Account and/or the General Account                                                          X

  28.    Premiums by New Issue and Add Ons                                                                    X

 *29.    Reconciliation of S/A Assets to S/A Reserves                                                         X

 *30.    Bank account reconciliations to the policy ledgers                                                   X

  31.    Reconciliation of Investment shares and unit records to the
         Investment custodial statements                                                                      X

  32.    SPIAR detail summarized by interest rates, issue year and
         type with policy counts                                                                                  X

  33.    GID assets by Interest rate and maturity date                                                            X

  34.    Year-to-date premium tax reports in current format                                                       X

  35.    Semi-Annual Policy Holder Reports                                                                            X

  36.    VLI financial date for annual Separate Account (green
         blank) in format suitable for consolidation                                                                       X

                                                                                                  Designated Frequency

                 Description of Information/Report                                          D   W    P   M    R   Q   S    A
                 ---------------------------------                                        -------------------------------------
  37.    VLI financial data for annual SEC filing of N-SAR in format
         suitable for consolidation                                                                                        X

  38.    Reconciliation of amount due from reinsurers on losses
         incurred by reinsurer                                                                                             X

  39.    Reconciliation of amount due from reinsurers on IBNR by
         reinsurer                                                                                                         X

  40.    Reconciliation of amount due to reinsurers for premiums
         ceded by reinsurer                                                                                                X

  41.    Detail listing by reinsurer of amount in force per Schedule
         S 3A                                                                                                              X

  42.    Detail listing by reinsurer of reserve credit taken per
         Schedule S 3A                                                                                                     X

  43.    Detail listing by reinsurer of premiums per Schedule S 3A                                                         X

  44.    Detail Listing of reinsurance assumed per Schedule S part 3B                                                      X

  45.    Preparation of Exhibit 1 part 1 & 2 by product                                                                    X

  46.    Premiums by state and reconciliation of premiums by state
         to Exhibit 1                                                                                                      X

  47.    Death by state                                                                                                    X

  48.    Surrender/withdrawal benefits paid by state, by product, by
         qualified, by non-qualified                                                                                       X

                                                                                                  Designated Frequency

                 Description of Information/Report                                          D   W    P   M    R   Q   S    A
                 ---------------------------------                                        -------------------------------------


  49.    Exhibit II Parts 1 and 2 by Product                                                                               X

  50.    Reconciliation of Life Insurance In Force between Years -
         Page 15                                                                                                           X

  51.    Reconciliation of annuities - Page 16                                                                             X

  52.    Exhibit B - Aggregate Reserve for Life Policies and
         Contracts                                                                                                         X

  53.    Schedule E - Cash Deposits                                                                                        X

  54.    Schedule F                                                                                                        X

  55.    Income Tax Reserves                                                                                               X

                                                                                                  Designated Frequency

                 Description of Information/Report                                          D   W    P   M    R   Q   S    A
                 ---------------------------------                                        -------------------------------------


 Actuarial Information
   1.    Separate Account Reserves summarized by account and
         valuation assumptions.                                                                          X

   2.    General Account Reserves, summarized by assumptions as
         follows:                                                                                        X
         -    Split into loans and GID categories.
         -    Split into annual and single premium categories.
         -    Term Riders
         -    Reduced Paid Up Policies
         -    Extended Term Insurance Policies
         -    Payor Benefit
         -    Guaranteed Insurability Option
         -    ADB (Exhibit 8, Section D)
         -    Disability - Active Lives (Exhibit 8, Section E)
         -    Disability - Disabled Lives (Exhibit 8, Section F)
         -    VLI Minimum Death Benefit Guarantee (Exhibit 8, Section
              G)
         -    Group Conversion Reserve (Exhibit 8, Section G)
         -    Annuities Certain and Lump Sums
         -    Reserves Ceded to Reinsurers

   3.    Separate Account Liabilities - Accrued Interest on Advanced
         Transfers                                                                                       X

                                                                                                  Designated Frequency

                 Description of Information/Report                                          D   W    P   M    R   Q   S    A
                 ---------------------------------                                        -------------------------------------
   4.    Due, Deferred, Advanced Premiums as follows:                                                    X
            -    Gross premiums due, split between first year and renewal
            -    Gross Premiums Deferred, split between first year and
                 renewal
            -    Net Premiums Due, split between first year and renewal
            -    Net Premiums Deferred, split between first year and
                 renewal
            -    Premiums Paid in Advance, split between first year and
                 renewal

   5.    Reserves based on Generally Accepted Accounting Principles
         (GAAP) as follows:                                                                              X
            -    Adjustment for Deficiency Reserve
            -    Adjustment for GAAP Annuity Reserve
            -    Accrual for Current Year Formula Adjustments
            -    Deferred Load (Separate And General Account)
            -    Accrual of Deferred Loads (Separate and General Account)
            -    Adjustment for Minimum Death Benefit Guarantee
            -    Adjustment for Increased Death Benefit Reserve
            -    Adjustment for Excess Interest Reserves

   6.    Surrender Report                                                                                X

  *7.    Experience ceding allowance file                                                                     X

   8.    Reinsurance Premium Report                                                                           X

   9.    Letter certifying reserve liabilities controlled by MLLIC                                                         X

 Operational Information

                                                                                                  Designated Frequency

                 Description of Information/Report                                          D   W    P   M    R   Q   S    A
                 ---------------------------------                                        -------------------------------------


   1.    Settlement schedule for Separate Account tradets                                   X

   2.    Daily reallocations in Separate Accounts                                           X

   3.    Daily cash bank reports                                                            X

   4.    Daily Tax Withholding Information, as necessary for Monarch
         Life to file Remittances                                                           X

   5.    Reconciliation of Withholding Information per the Tax
         System to Daily Withholding Information                                                         X

                                   EXHIBIT I

                              To Service Agreement
                          Between TFG and Royal Tandem


Personnel, Property and Services (except as provided under separate agreements or Schedules):

             1.  Electronic data processing

             2.  Legal

             3.  Corporate Secretary

             4.  Actuarial

             5.  Product design and development

             6.  General corporate management.

             7.  Storage

             8.  Office and general supplies

             9.  Financial and cash advice or management

            10.  Advertising and public relations

            11.  Printing

            12.  Development of software programs

Superintendent, State of New York
Department of Insurance

         Re:     Acquisition of Control of
                 Royal Tandem Life Insurance Company


Dear Superintendent:

                         COMMITMENT AGREEMENT TO THE
                        NEW YORK INSURANCE DEPARTMENT


Pursuant to your request, the undersigned, The Equitable Life Assurance Society of the United States ("Equitable"), Tandem Financial Group, Inc. ("TFG") and Merrill Lynch & Co., Inc. ("Merrill Lynch") (collectively known as the "Parents" and individually as a "Parent") represent and commit, effective as to each Parent so long as it shall be deemed by the Department, under applicable law, to control Royal Tandem Life Insurance Company ("Royal Tandem"), that it will not on behalf of Royal Tandem do, indirectly or through the medium of another entity, that which is prohibited to Royal Tandem by statute, or regulation or administrative ruling of the New York Insurance Department, including but not limited to the following:

         1. No Parent nor any of its affiliates or subsidiaries will offer, sell, give or in any way transfer or assign any securities issued by any of such companies, or offer any options or warrants on such securities, to persons who are officers, directors, agents or employees of Royal Tandem, except in connection with services rendered directly to such Parent or the company selling, offering or giving such securities, options or warrants, and after full and appropriate disclosure to, and prior approval by the Superintendent of the plan pursuant to which such offer, sale or gift is made and except as permitted by the provisions of Regulation No. 54. This paragraph, however, shall not be deemed to apply to any offer or sale made to any such person as a part of, and on the same terms as, a general offering to stockholders or to the public.

         2. No Parent nor any of its affiliates or subsidiaries, nor controlling interests thereof, other than Royal Tandem, will grant any compensation or special advantage to officers, directors, agents or employees of Royal Tandem except in connection with services rendered directly to such Parent or the company making such grant as provided by but not limited to the provisions of Section 1509 of the New York Insurance Law.

         3. Royal Tandem's operations will be directed by its own management and no agreement or arrangement will be made pursuant to which another company will provide such management directly or indirectly. Royal Tandem shall maintain a home office in New York which shall have at least one full-time administrative officer who is unaffiliated with any other company in the holding company system and who shall have full responsibility and authority for making management and administrative decisions and carrying out established policy. The management of Royal Tandem will be fully responsible to the Department for the actions of, or failure to act by, Royal Tandem, pursuant to the provisions of Section 1507 of the New York Insurance Law.

         4. Royal Tandem will maintain in this state, at its home office, officers and qualified personnel knowledgeable of and responsible for directing and performing the daily operations of Royal Tandem, included but not limited to the following primary insurance company functions:

         (a) Policyholder services - such services shall comprise any and all activities involving personal contact or communication with a policyholder or beneficiary, including but not limited to policy loan applications and payments, surrender requests including computation and payment of benefits, determination and payment of policy benefits, policy conversions, beneficiary changes, policy changes, request for general information, dividend computations, premium payments, policy lapses and reinstatements, and consumer complaints.

         (b) Recordkeeping - Royal Tandem will maintain at its home office in New York, all records, files and other sources of information relating to the operations of the company. Such recordkeeping shall include but not be limited to ledgers, journals, trial balances and adjusting journal entries, vouchers, annual statement workpapers, and all related back-up records including EDP printouts. If it is necessary be transfer records in connection with the performance of specific services, copies of such records shall be transferred and the originals maintained at the home office of Royal Tandem. Persons providing services shall forward to the home office of Royal Tandem the originals or copies all work papers, related records and documents prepared and utilized in connection with such services. While records which are maintained services solely on EDP tapes, disks, etc., need not be forwarded to Royal Tandem, the servicer, when requested, shall provide printouts of such tapes, disks, etc. which shall be available for inspection by the Superintendent at the home office in New York.

         (c) Accounting - Royal Tandem will perform all accounting functions at its home office in New York. Such accounting functions shall include but not be limited to the initiation and preparation of all vouchers and accounting records and/or transactions relating to the financial condition of the subsidiary, verification that original financial data and accounting transactions have been accurately prepared and reflected in the subsidiary's books of account, bank reconciliations and reconciliations of EDP printouts. this shall not preclude Royal Tandem from the use of an outside service for the preparation of accounting records or processing of accounting transactions provided that (i) the initiation of such records and/or transactions are prepared and the final product verified by Royal Tandem at its home office in New York and (ii) that there is within Royal Tandem's home office in New York qualified personnel knowledgeable of and familiar with all the details of the services provided including but not limited to, accounting and adjusting entries.

         (d) Underwriting - Royal Tandem will establish and reduce to writing all underwriting standards for the acceptance of new business, make all final underwriting decisions and maintain at its home office in New York all original papers which are basic to the insurance contract. Within a period of five years from the date of this Commitment Agreement, Royal Tandem will perform at its home office in New York all underwriting functions. Such underwriting shall include but not be limited to the review of policy applications, assignment of policy numbers, MIB review, medical review, and actual policy issue. It is understood that no service agreements will be entered into by Royal Tandem which will provide for underwriting services beyond the above mentioned period.

         (e) Claims - Royal Tandem will establish and reduce to writing claims settlement procedures, and will exercise final approval authority For all claim settlements and maintain at its home office in New York all original claims investigation paper and worksheets. Within a period of five years from the date of this Commitment Agreement, Royal Tandem will perform at its home office in New York all claims processing and settlement. Such claims processing and settlement shall include but not be limited to verification that the policy was in force and review and investigation of claims. lt is understood that no service agreements will be entered into which will provide for claims processing services beyond the above-mentioned period.

         (f) Marketing - Within a period of five years from the date of this Commitment Agreement, Royal Tandem will perform at its home office in New York the following marketing functions: recruitment and direction of the agency field force, validation of agents training allowances and development allowances, and the administration of all agency matters. It is understood that no service agreements will be entered into by Royal Tandem which will provide for marketing services beyond the above-mentioned period.

         5. All agreements providing for the rendering of statistical, mechanical or ministerial services on a regular or systematic basis between Royal Tandem and either Equitable or its subsidiaries or affiliates, or any modification thereof, will be submitted to the Department for prior review, pursuant to the provisions of Section 1505 and 1507 of the New York Insurance Law.

         6. All reinsurance treaties between Royal Tandem and any Parent or affiliates thereof, or any modification thereto. will be submitted to the New York Insurance Department for prior review in accordance with the provisions of
Section 1505 of the New York Insurance Law. Any experience rating formula or dividend formula to be used in conjunction with the agreements will be submitted to the New York insurance Department for prior review. Expenses and settlement data under this formula will be retained and will be furnished to the New York Insurance Department upon request.

         7. Royal Tandem will neither subsidize nor be subsidized by any Parent or by any Parent's subsidiaries or affiliates. Subject to the foregoing, all expenses incurred by or on its behalf, all joint expenses and the cost of servicing functions provided Royal Tandem by such Parent or subsidiaries affiliates or other corporate entities thereof, will be allocated equitably. Adequate and properly documented workpapers serving as a basis for allocations and charges shall be maintained by Royal Tandem. The books, accounts and records of each party will be kept in a manner which clearly and accurately discloses, inter alia, the nature and details of all transactions and arrangements between Royal Tandem and such Parent or any subsidiary or affiliate thereof. All of the above shall be in conformance with the provisions of Section 1505 of the New York Insurance Law.

         This section shall not be deemed to prohibit the rendering of incidental services to and for the benefit of Royal Tandem by Equitable without being compensated therefor.

         8. Royal Tandem will operate at arm's length in relation to each Parent, its subsidiaries and affiliates. Allocations and classifications of expenses incurred jointly, or for services rendered or received shall be in accordance with New York Insurance Department Regulation 33. In the event that, in the judgment of the Insurance Department, the books, accounts and records of Royal Tandem do not adequately reveal all transactions relevant to its operations, the books, accounts, and records of each Parent, its subsidiaries and or affiliates, will be made available to the Department to the extent they relate to Royal Tandem, its officers, directors, employees or agents pursuant to the provisions of Section 1504 of the New York Insurance Law.

         9. In line with the customary practice of non-affiliated domestic life companies, Royal Tandem's income is to be received directly at its home office and an itemized record is to be made thereof at the time of receipt. Within the meaning of the preceding sentence, Royal Tandem may arrange for the collection of premiums or other income at a lock box located within or without this state, provided that:

         (a) A contract providing for the establishment and operation of the lock box is entered into by all of the parties affected by such arrangement and the contract is submitted to the Superintendent for prior approval.

         (b) All bank accounts maintained in connection with the operation of the lock box shall be in the name of the subsidiary insurer, and withdrawal therefrom shall be limited to checks signed by authorized officials of the subsidiary insurer only.

         (c) Where a bank account is maintained outside the state for collection purposes, the account shall be in the name of the subsidiary insurer and withdrawals from such account shall be solely for the purpose of transferring funds to a New York bank account. Withdrawals shall be made at periodic intervals not to exceed ten days, so that the maximum balance in such out of state account at the day of withdrawal will not exceed $1,000.00 unless the Superintendent has indicated his prior approval for the maintenance of a larger balance. Royal Tandem is to maintain in New York (i) all bank accounts customarily maintained in New York by non-affiliated domestic life companies and (ii) all evidence of ownership of its assets. Royal Tandem's obligations (including benefits and salaries) are to be paid directly to its primary obligees by drafts or checks on its bank accounts.

         10. Agreements with agencies engaged in common by Royal Tandem and any Parent or affiliates thereof shall not, directly or indirectly, provide for compensation or other financial advantages which would be prohibited by Section 4228 or 4229 of the New York Insurance Law, as amended, or regulations, circular letters and rulings relative thereto and as provided in Section 15O9 of the New York Insurance Law and this agreement.

         11. Royal Tandem shall require such agents engaged in common, as described above, to make available, on request by the Superintendent of Insurance of the State of New York, all books and records in respect to their insurance activities with Royal Tandem and any Parent and/or affiliates thereof.

         12. No transfer, depletion, divestment or reassignment of a significant number of its chief management officers or personnel performing important and/or key functions in vital departments of Royal Tandem shall be made by or to any Parent, its affiliates, subsidiaries or controlling interests thereof if it would result in impairing the operations of Royal Tandem. No transactions of this type shall be entered into prior to being submitted to the Department for review.

         13. No transactions will be entered into by Royal Tandem, any Parent or any affiliate which involves or could involve the actual or proposed transfer, directly or indirectly, of control of Royal Tandem without prior notice to and no objection being raised by the Department to the terms of the transaction.

         Such transactions shall include but not be limited to

            (a)  Pledging of shares as collateral for loans.

            (b)  Hypothecation of securities.

            (c)  Sale of new shares of such Parent or affiliate.

            (d)  Encumbering of shares of such Parent or affiliate.

            (e)  Exchange of shares.

            (f)  Any other disposition of shares.

         14. Any director or principal officer of any Parent, who holds office in subsidiaries or affiliates of Royal Tandem which will have dealings with Royal Tandem, and who is found to be untrustworthy, will be removed from these offices at the direction of the Department.

         15. In keeping with the Department's requirement that the name of a Parent or any of its affiliates not be used in Royal Tandem's name unless a modifier is placed in front of the Parent or affiliate's name, no Parent will change its name nor permit any of its affiliate to change their names in such a way as to circumvent the intention of this requirement. Each Parent and Royal Tandem further agree that they will not use any advertising or printed material which circumvents the intention of this requirement by stressing or emphasizing the name of the Parent or affiliate.

         16. In the future, if Royal Tandem should plan to make any significant deviation from the Plan of Operations and actuarial projections originally submitted to the New York State Insurance Department, the Department will be informed of such planned deviation and Royal Tandem will submit new actuarial projections to the Department and will obtain the Department's approval prior to entering into any new product lines or lines of business which would cause such deviation.

         It is further understood that the signing of this commitment agreement by present management of the Parents, and of Royal Tandem, is binding not only on present management but on any successor management which may be the result of internal or external changes, and must be made a part of, but not limited to, any merger, takeover, tender officer, assumption or pooling of interest agreement voluntarily entered into.

         It is further agreed that if any changes are incorporated in the New York Insurance Law, Department Regulations, or Administrative Procedures which alter to any material extent these commitments, these changes will be automatically incorporated in this document, which is signed by executive officers of the Parents and Royal Tandem. This document has or will receive the consent and approval of the Board of Directors of each Parent.

                                            Respectfully submitted,


Dated:  June    , 1987

                                            THE EQUITABLE LIFE ASSURANCE
                                            SOCIETY OF THE UNITED STATES


                                            BY   /S/  PETER WILDE
                                               ------------------------------
                                                      PETER WILDE
                                               Title: EXECUTIVE VICE PRESIDENT


                                            TANDEM FINANCIAL GROUP, INC.


                                            BY   /S/  RICHARD W. CAMPANARO
                                               ------------------------------
                                                      RICHARD W. CAMPANARO
                                               Title: PRESIDENT


                                            MERRILL LYNCH & CO., INC.


                                            BY   /S/  JOHN L. STEFFENS
                                               ------------------------------
                                                      JOHN L. STEFFENS

                                               Title: EXECUTIVE VICE PRESIDENT


                                            ROYAL TANDEM LIFE INSURANCE COMPANY


                                            By   /s/  RICHARD W. CAMPANARO
                                               ------------------------------
                                                      RICHARD W. CAMPANARO
                                               Title: PRESIDENT

                        SPECIAL COMMITMENT AGREEMENT TO
                       THE NEW YORK INSURANCE DEPARTMENT


            The undersigned each agree with the New York State Insurance Department as follows, effective for the period described below:

            1. With respect to transactions between Royal Tandem Life Insurance Company ("Royal Tandem") and The Equitable Life Assurance Society of the United States ("Equitable Life"), Royal Tandem and Equitable Life commit that, notwithstanding Section 1502 of the New York Insurance Law, they will comply with all the provisions of Section 1505 thereof.

            2. Royal Tandem will utilize only those marketing distribution systems which cannot be effectively served by Equitable Life, by Equitable Variable Life Insurance Company ("EVLICO"), by National Integrity Life Insurance Company ("National Integrity") or any other New York licensed life insurance company subsidiary of Equitable Life. Equitable Life and EVLICO will utilize only traditional affiliated agency sales forces consisting of career agents to distribute their products and services, and National Integrity will distribute its products and services in accordance with its Special Commitment Agreement to the New York Insurance Department, dated November 4, 1985, as amended or supplemented, whereas Royal Tandem will distribute its products and services only through licensed subsidiaries and affiliates of Merrill Lynch & Co., Inc. ("Merrill Lynch"), and their registered representatives or employees as licensed for Royal Tandem, or through such other agents or groups of agents or other means as may be approved in writing from time to time by the Insurance Department. Equitable Life, EVLlCO, National Integrity and Royal Tandem will not license, directly or indirectly, agents in common. None of Equitable Life, EVLICO or National Integrity will license any agent licensed with Royal Tandem. Royal Tandem will not license any agent licensed with Equitable Life, EVLICO or National Integrity. To avoid dual licensing, (a) every agent license application received by Royal Tandem will be computer matched against Equitable Life's Agent Data Base, which lists all Equitable Life/EVLICO Agents, and will be matched against National Integrity's Agent Data Base and any such applications which match against any such Agent Data Base will be denied by Royal Tandem and (b) every agent license application received by Equitable Life, EVLICO or National Integrity will be computer matched against Royal Tandem's Agent Data Base, which lists all Royal Tandem Agents, and any such applications which match against such Agent Data Base will be denied by Equitable Life, EVLICO or Nationa1 Integrity, as the case may be.

            3. This Special Commitment Agreement shall be effective as to Equitable Life, EVLICO, Royal Tandem and National Integrity, so long as Equitable Life shall be deemed by the Department, under applicable law, to control Royal Tandem, and shall be effective as to Merrill Lynch so long as Merrill Lynch shall be deemed by the Department, under applicable law, to control Royal Tandem.

Dated: June    , 1987

                                            THE EQUITABLE LIFE ASSURANCE
                                            SOCIETY OF THE UNITED STATES


                                            By   /s/  PETER WILDE
                                               ------------------------------
                                                      PETER WILDE
                                               Title: EXECUTIVE VICE PRESIDENT


                                            EQUITABLE VARIABLE LIFE
                                            INSURANCE COMPANY


                                            By   /s/  THOMAS KERWIN
                                               ------------------------------
                                                      THOMAS KERWIN
                                               Title: PRESIDENT


                                            ROYAL TANDEM LIFE INSURANCE COMPANY


                                            By   /s/  RICHARD W. CAMPANARO
                                               ------------------------------
                                                      RICHARD W. CAMPANARO
                                               Title: PRESIDENT


                                            NATIONAL INTEGRITY LIFE INSURANCE
                                            COMPANY


                                            By   /s/  FRANKLIN MAISANO
                                               ------------------------------
                                                      FRANKLIN MAISANO
                                               Title: PRESIDENT


                                            MERRILL LYNCH & CO., INC.

                                            By   /s/  JOHN L. STEFFENS
                                               ------------------------------
                                                      JOHN L. STEFFENS
                                               Title: EXECUTIVE VICE PRESIDENT

                                                                   June   , 1987



Honorable James P. Corcoran
Superintendent
State of New York
Department of Insurance
160 West Broadway
New York, New York 10013

            Re:  Acquisition of Control of
                 Royal Tandem Life Insurance Company

Dear Mr. Corcoran:

         She undersigned each agree with the New York State Insurance Department, effective for the period described below, that Royal Tandem Life Insurance Company ("Royal Tandem") shall at all times maintain a minimum capital of two million dollars and a minimum surplus of four million dollars. This commitment letter shall be effective as to each of The Equitable Life Assurance Society of the United States and Merrill Lynch & Co., Inc. so long as it shall be deemed by the Department, under applicable law, to control Royal Tandem.

                                            Respectfully submitted,

                                            THE EQUITABLE LIFE ASSURANCE
                                            SOCIETY OF THE UNITED STATES


                                            By   /s/  PETER WILDE
                                               ------------------------------
                                                      PETER WILDE
                                               Title: EXECUTIVE VICE PRESIDENT


                                            MERRILL LYNCH & CO., INC.


                                            By   /s/  JOHN L. STEFFENS
                                               ------------------------------
                                                      JOHN L. STEFFENS
                                               Title: EXECUTIVE VICE PRESIDENT

                                            ROYAL TANDEM LIFE INSURANCE COMPANY


                                            By   /s/  RICHARD W. CAMPANARO
                                               ------------------------------
                                                 RICHARD W. CAMPANARO
                                               Title: PRESIDENT